CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

* * * * *

          Genta Incorporated, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

          FIRST: The Corporation’s Certificate of Incorporation is hereby amended by deleting the first sentence of Article IV(A) and substituting in lieu thereof the following:

          “(A)  Classes of Capital Stock.  The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred and fifty-five million (155,000,000), of which one hundred and fifty million (150,000,000) shares shall be common stock, par value $.001 per share (the “Common Stock”), and five million (5,000,000) shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”).”

          SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 13th day of July, 2004.

GENTA INCORPORATED

By:	/s/ William P. Keane

	Name:	William P. Keane
	Title:	Vice President, Chief Financial Officer and Corporate Secretary